NEWS RELEASE

For Immediate Release
Date: October 27, 2011
Contact: Madge Cremer
515.281.1071
mcremer@fhlbdm.com

FHLB Des Moines Reports Third Quarter 2011 Preliminary Unaudited Financial Results

(Des Moines, Iowa) - The Federal Home Loan Bank of Des Moines (the Bank) today released preliminary unaudited financial highlights for the third quarter ended September 30, 2011. The Bank expects to file its Third Quarter 2011 Form 10-Q with the Securities and Exchange Commission (SEC) on or about November 10, 2011.

Operating Results

For the three months ended September 30, 2011, the Bank recorded a net loss of $0.6 million compared to net income of $39.7 million for the same period in 2010. For the nine months ended September 30, 2011, the Bank recorded net income of $44.5 million compared to net income of $83.2 million for the same period in 2010.

The Bank's net loss for the third quarter of 2011 was primarily driven by derivatives and hedging activities. This net loss was attributable to interest rate caps the Bank purchased as economic derivatives to protect or insure its balance sheet against rising interest rates. The drop in long-term interest rates during the third quarter of 2011, as a result of the Federal Reserve's monetary policy actions and the European debt crisis, caused these interest rate caps to lose value. The Bank recorded losses of $38.6 million on these interest rate caps through other income (loss). Generally accepted accounting principles (GAAP) requires that economic derivatives be recorded at fair market value with no fair value adjustment to the portfolio being hedged. This results in income statement volatility in order to achieve the intended economic benefit.

By comparison, the Bank's net income for the third quarter of 2010 included significant advance prepayment fee income on advances prepaid at the option of members. In the third quarter of 2010, these prepayment fees totaled $133.5 million. As a result of the advance prepayments, the Bank repurchased consolidated obligation debt in the market and incurred losses on the extinguishment of debt, recorded in other income (loss), totaling $127.3 million. The net impact of these transactions was an increase in income before assessments of $6.2 million.

Market Value of Capital Stock (MVCS), which represents the market value of each share of the Bank's capital stock outstanding, remained fairly stable at $106.80 per share at September 30, 2011 compared with $107.90 per share at the same time last year. MVCS includes the fair value adjustment of all assets and liabilities of the Bank. As all shares of capital stock are purchased and sold at $100 par value per share, it is the Bank's desire to have MVCS exceed par value.

The Bank recorded net interest income, before provision for loan losses, of $65.4 million and $176.4 million during the three and nine months ended September 30, 2011, compared to $203.8 million and $328.6 million for the same periods in 2010. The decrease in net interest income was mainly due to lower advance interest income, specifically lower advance prepayment fee income, partially offset by lower interest expense. Advance prepayment fee income totaled $1.5 million and $8.4 million for the three and nine months ended September 30, 2011 compared to $133.5 million and $152.4 million for the same periods in 2010. Interest income was also lower due to a decline in interest-earning assets and lower interest rates. Interest expense decreased due to lower average debt outstanding resulting from a smaller balance sheet and lower interest rates. The Bank's net margin, excluding the impact of advance prepayment fees, was 0.48 and 0.42 percent for the three and nine months ended September 30, 2011 compared to 0.47 and 0.37 percent for the same periods in 2010.

The Bank recorded other losses of $49.9 million and $63.9 million during the three and nine months ended September 30, 2011 compared to other losses of $136.6 million and $171.7 million during the same periods in 2010. The decline in other losses from 2010 to 2011 was primarily due to lower net losses on the extinguishment of debt as fewer advance prepayments reduced the Bank's need to extinguish debt. During the three months ended September 30, 2011, the Bank did not extinguish any debt. During the nine months ended September 30, 2011, losses on the extinguishment of debt totaled $4.6 million. During the three and nine months ended September 30, 2010, losses on the extinguishment of debt totaled $127.3 million and $131.3 million.

Other losses were also impacted by the Bank's economic derivatives. During 2011 and 2010, the Bank utilized interest rate caps to hedge against rises in interest rates. Due to changes in interest rates, the Bank recorded losses of $38.6 million and $61.9 million on these derivatives during the three and nine months ended September 30, 2011 compared to losses of $10.9 million and $52.3 million for the same periods in 2010. The Bank also utilized interest rate swaps to hedge its trading securities portfolio against changes in fair value. During the three and nine months ended September 30, 2011 and 2010, the Bank recorded losses on these derivatives. These losses were partially offset by gains on the related trading securities, resulting in net losses on the positions of $9.3 million and $12.9 million during the three and nine months ended September 30, 2011 compared to net losses of $11.6 million and $34.4 million for the same periods in 2010.

Balance Sheet Highlights

The Bank's total assets decreased to $49.6 billion at September 30, 2011 from $55.6 billion at December 31, 2010 and $60.1 billion at September 30, 2010. The declining trend in the Bank's assets was primarily attributable to a decrease in investments and advances. Investments decreased mainly due to principal paydowns on mortgage-backed securities and a reduction in short-term investments. At September 30, 2011, the Bank's private-label mortgage-backed securities represented only 0.4 percent of its total investment portfolio. These private-label mortgage-backed securities were performing and the Bank recorded no other-than-temporary impairment losses on these investments. The Bank's advances decreased due to the high level of liquidity in the marketplace and the low level of loan demand from its members.

The Bank's total liabilities decreased to $46.8 billion at September 30, 2011 from $52.7 billion at December 31, 2010 and $57.1 billion at September 30, 2010. The declining trend in the Bank's liabilities was primarily attributable to a decrease in consolidated obligations resulting from a decline in total assets.

Total capital was $2.8 billion at September 30, 2011 and December 31, 2010 and $3.0 billion at September 30, 2010. Retained earnings was $551.8 million at September 30, 2011, $556.0 million at December 31, 2010, and $529.2 million at September 30, 2010.

Dividend

At its regular meeting in November, the Board of Directors is scheduled to review and approve the third quarter 2011 dividend. A dividend announcement is expected on or about November 10, 2011.

Additional financial information will be provided in the Bank's Third Quarter 2011 Form 10-Q available at www.fhlbdm.com or www.sec.gov on or about November 10, 2011.

Federal Home Loan Bank of Des Moines Financial Highlights (unaudited)

Statements of Condition (dollars in millions)	September 30, 2011	December 31, 2010	September 30, 2010
Advances	$27,069	$29,253	$32,014
Investments	14,696	18,639	20,240
Mortgage loans held for portfolio, net	7,331	7,421	7,549
Total assets	49,557	55,569	60,068
Consolidated obligations	45,454	50,999	54,989
Total capital stock - Class B putable	2,107	2,183	2,296
Retained earnings	552	556	529
Accumulated other comprehensive income	135	91	147
Total capital	2,794	2,830	2,972
Total regulatory capital[1]	2,666	2,746	2,830

1	Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Operating Results and Performance Ratios	2011	2010	2011	2010
(dollars in millions)
Net interest income	$65.4	$203.8	$176.4	$328.6
Provision for credit losses on mortgage loans	2.0	1.6	9.2	5.6
Net interest income after provision for credit losses	63.4	202.2	167.2	323.0
Other income (loss)	(49.9)	(136.6)	(63.9)	(171.7)
Other expense	14.2	11.6	42.7	38.1
Total assessments	(0.1)	14.3	16.1	30.0
Net income	(0.6)	39.7	44.5	83.2

Net interest margin	0.50%	1.35%	0.44%	0.70%
Net interest margin, excluding prepayment fees	0.48%	0.47%	0.42%	0.37%
Return on average equity	(0.09)%	5.32%	2.13%	3.82%
Return on average capital stock	(0.12)%	6.87%	2.78%	4.76%
Return on average assets	—%	0.26%	0.11%	0.18%
Regulatory capital ratio	5.38%	4.71%	5.38%	4.71%

The selected financial data above should be read in conjunction with the financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operation" included in the Bank's Third Quarter 2011 Form 10-Q to be filed on or about November 10, 2011 with the SEC.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates or future predictions in the Bank's operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.

The Federal Home Loan Bank of Des Moines is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to more than 1,200 members, including commercial banks, saving institutions, credit unions, insurance companies, and community development financial institutions. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Iowa, Minnesota, Missouri, North Dakota, and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.